Exhibit 99.01
Eastman Announces Fourth-Quarter and Full-Year 2025 Financial Results

KINGSPORT, Tenn., January 29, 2026 – Eastman Chemical Company (NYSE:EMN) announced its fourth-quarter and full-year 2025 financial results.

•Generated cash from operating activities approaching $1 billion in 2025, demonstrating the strength of our cash flow and resolve to deliver on our commitments in a difficult environment.
•Exhibited commercial excellence in 2025, defending the value of our products in a weak economic environment.
•Exceeded cost reduction goals, with aggressive actions that achieved approximately $100 million in savings versus our target of greater than $75 million.
•Achieved Kingsport methanolysis facility operational goals, producing greater than 2.5 times production quantities and delivered approximately $60 million of incremental earnings in 2025 versus 2024.
•Raised dividend for the 16th consecutive year and returned approximately $500 million to stockholders in 2025 through dividends and share repurchases.

(In millions, except per share amounts; unaudited)	4Q2025	4Q2024	FY25	FY24
Sales revenue	$1,973	$2,245	$8,752	$9,382
Earnings before interest and taxes ("EBIT")	64	349	776	1,278
Adjusted EBIT*	134	305	930	1,298
Earnings per diluted share	0.92	2.82	4.10	7.67
Adjusted earnings per diluted share*	0.75	1.87	5.42	7.89
Net cash provided by operating activities	502	540	970	1,287

*For non-core items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4, and 6.

“Despite a challenging operating environment for the chemical industry and continued weakness in consumer discretionary end markets, our team delivered a year that demonstrates the strength of our portfolio’s ability to generate cash,” said Mark Costa, Board Chair and CEO. “In 2025, we generated operating cash flow approaching $1 billion, a clear validation of our disciplined approach to cost and working capital management. Our commercial teams showed excellence in defending the value of our products, and we accelerated our structural cost reductions throughout the year to protect margins and preserve competitiveness. We continued to prioritize stockholder returns and raised the dividend for the 16th consecutive year. In total, we returned approximately $500 million through dividends and share repurchases. We also advanced our strategic growth initiatives, including achieving our Kingsport methanolysis operational goals, producing greater than 2.5 times the recycled content versus 2024 and delivering approximately $60 million of incremental earnings. Looking ahead, we enter 2026 with a diverse portfolio, strong cash-generation capability, and a winning team that is well positioned to drive earnings growth, improve our cost structure, and capture recovery-driven upside when market conditions improve.”

Corporate Results 4Q 2025 versus 4Q 2024

Sales revenue decreased 12 percent due to 11 percent lower sales volume/mix and 2 percent lower selling prices partially offset by a favorable foreign currency exchange impact. The lower sales volume/mix was driven by ongoing customer inventory destocking in acetate tow and industry capacity share adjustments as well as higher than usual seasonal demand declines in consumer discretionary end markets. Lower selling prices were driven by weak commodity market fundamentals in Chemical Intermediates.

Adjusted EBIT decreased primarily due to lower sales volume/mix and unfavorable price-cost that was partially offset by the impact of cost reduction initiatives and lower variable compensation expense.

Segment Results 4Q 2025 versus 4Q 2024

Advanced Materials – Sales revenue decreased 9 percent due to lower sales volume/mix.

Sales volume/mix was lower due to weakness in high-value consumer discretionary end markets and higher than usual seasonal volume declines as customers continued to leverage prepositioned inventory purchased earlier in the year to minimize the impact of tariffs on consumer prices. Prices were unchanged due to commercial excellence in defending price and market share.

EBIT decreased due to lower sales volume/mix and higher raw material cost, partially offset by cost reduction initiatives and lower planned maintenance expense.

Additives & Functional Products – Sales revenue decreased 5 percent due to 6 percent lower sales volume/mix.

Lower sales volume/mix was driven by continued weakness in the building and construction and automotive refinish end markets. Stronger volumes in fourth-quarter 2024 were due to order advancement to mitigate the impact of a port strike.

EBIT was lower due to lower sales volume/mix, higher raw material costs, and higher shutdown expense, partially offset by a lower cost structure.

Fibers – Sales revenue decreased 27 percent primarily due to lower sales volume/mix.

Lower sales volume/mix was driven by lower acetate tow volume due to ongoing customer inventory destocking relative to last year and industry capacity share adjustments, as well as continued weakness in textile end-market demand due to tariffs.

EBIT declined due to lower sales volume/mix, higher energy and raw material costs, partially offset by cost reduction initiatives.

Chemical Intermediates – Sales revenue decreased 17 percent due to 9 percent lower sales volume/mix and 8 percent lower selling prices.

Lower sales volume/mix was primarily due to continued weak demand in the North American building and construction end market and export markets. Lower selling prices were primarily due to increased competitive pressure from Asia.

Adjusted EBIT decreased due to lower spreads resulting from weak end-market demand and heightened competitive activity.

Corporate Results 2025 versus 2024

Sales revenue decreased by 7 percent due to 6 percent lower sales volume/mix and 1 percent lower selling prices.

Lower sales volume/mix was primarily driven by acetate tow inventory destocking and industry capacity share adjustments as well as end-market weakness in most consumer discretionary end markets. Lower selling prices were due to increased competitive activity in Chemical Intermediates.

Adjusted EBIT was lower due to lower sales volume/mix, primarily in Fibers, spread compression in Chemical Intermediates, and lower asset utilization. These factors were partially offset by the impact of cost reduction initiatives, improved operational performance at the Kingsport methanolysis facility, and lower variable compensation expense.

Segment Results 2025 versus 2024

Advanced Materials – Sales revenue decreased by 6 percent due to 4 percent lower sales volume/mix and 2 percent lower selling prices.

Lower sales volume/mix in advanced interlayers was driven by weakness in the building and construction end market as well as a strategic decision to cede some low-value market share in Europe. Lower sales volume/mix in performance films was driven by weak consumer discretionary spending in the automotive accessories aftermarket. Specialty plastics sales volume/mix was relatively flat, as growth from innovation offset a weak consumer durables market and increased customer caution resulting from tariff uncertainty. Selling prices declined as we shared some raw material tailwinds with customers.

EBIT decreased due to lower sales volume/mix, asset utilization headwinds, and higher energy costs partially offset by lower manufacturing costs both from ramping up the Kingsport methanolysis facility and cost reduction initiatives.

Additives & Functional Products – Sales revenue increased by 1 percent due to 3 percent higher selling prices and a favorable foreign currency exchange impact mostly offset by 3 percent lower sales volume/mix.

Selling prices increased primarily due to cost-pass-through contracts adjusting to higher raw material and energy costs. This was offset by lower sales volume primarily due to weakness in the building and construction and automotive refinish end markets, partially offset by growth in stable end markets including water treatment and pharma as well as growth in semiconductors.

EBIT increased primarily due to a lower cost structure partially offset by lower sales volume/mix.

Fibers – Sales revenue decreased by 20 percent primarily due to lower sales volume/mix.

Lower sales volume/mix was driven by acetate tow customer inventory destocking and industry capacity share adjustments that persisted throughout the year. Textiles end-market demand also declined mostly due to tariff-related customer demand impacts in Asia and Europe.

EBIT decreased due to lower sales volume/mix, and higher raw material and energy costs, partially offset by cost reduction initiatives.

Chemical Intermediates – Sales revenue decreased by 10 percent due to 5 percent lower sales volume/mix and 5 percent lower selling prices.

Lower sales volume/mix was primarily due to continued weak demand in North America both from building and construction and durables end markets as well as a mix headwind from increased volume in low value export markets. Lower selling prices were primarily due to increased competitive pressure in Asia.

EBIT decreased primarily due to lower spreads resulting from weak end-market demand and heightened competitive activity.

Cash Flow

In 2025, cash provided by operating activities approached $1 billion compared to approximately $1.3 billion in 2024. The decrease was primarily driven by lower cash earnings. The company returned approximately $500 million to stockholders through dividends and share repurchases. See Table 5. Priorities for uses of available cash in 2026 include payment of the quarterly dividend, capital expenditures, and share repurchases, while maintaining our solid investment-grade balance sheet.

2026 Outlook

Commenting on the outlook for full-year 2025, Costa said, “We entered 2026 with momentum on key initiatives to improve our financial results compared to 2025. Given the continued macro uncertainty, which has been a headwind for our industry for over four years, we remain focused on self-help measures that will deliver value this year. First, we are increasing our cost structure reduction actions to a range of $125 million to $150 million, building upon the actions already taken in 2025. Second, we continue to benefit from our innovation model creating growth with the largest driver being our methanolysis facility. Third, we expect improved manufacturing utilization including fewer shutdowns. Given the economic uncertainty and with a focus on driving cash flow, we are expanding our commercial activities into several targeted applications to increase utilization rates. Fourth, we expect a tailwind from foreign currency exchange rates. These factors are expected to be partially offset by headwinds that include variable compensation expense resetting. In addition, we expect lower spreads in Chemical Intermediates and a modest price decline in Fibers to hold volume stable, as well as higher energy costs. When putting these factors together, we are confident we can meaningfully improve earnings compared to 2025. With these assumptions, we also expect operating cash flow to be similar to 2025. At this time, we are not providing a full-year adjusted EPS range due to significant macroeconomic uncertainty. We aim to provide forward-looking commentary when we have more clarity on the macroeconomy.

“When looking at the first quarter, we expect a substantial sequential increase in adjusted EPS. Tailwinds include solid growth in volume/mix from normal seasonality and reduced customer caution after year-end customer inventory management. We also expect lower shutdown costs, improved utilization and continuing cost reduction actions. These tailwinds are expected to be partially offset by modestly lower prices in Fibers and Chemical Intermediates as well as higher energy costs. When putting these factors together, we expect first-quarter adjusted EPS to be between $1.00 and $1.20, excluding the potential impact from the ongoing winter storms.”

The first-quarter 2026 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements are all statements, other than statements of historical fact, that may be made by Eastman Chemical Company from time to time. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "forecasts," "will," "would," "could," and similar expressions, or expressions of the negative of these terms. Forward-looking statements may relate to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, sales, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, supply and demand, capacity and utilization, growth opportunities, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans.

Forward-looking statements and the assumptions underlying them are subject to a number of risks and uncertainties, and actual performance or results could differ materially from expectations expressed in any forward-looking statements if one or more of the underlying assumptions and/or expectations prove to be inaccurate or is unrealized. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Financial Measures (Non-GAAP)

In addition to the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release includes the following non-GAAP financial measures: adjusted EBIT, adjusted EBIT margin, and adjusted earnings per diluted share. We define adjusted EBIT as the GAAP measure EBIT adjusted for non-core, unusual, or non-recurring items. Adjusted earnings per diluted share is defined as the GAAP measure earnings per diluted share adjusted for non-core, unusual, or non-recurring items. Adjusted EBIT margin is defined as adjusted EBIT divided by the GAAP measure sales revenue in the Company's Unaudited Consolidated Statement of Earnings, Comprehensive Income and Retained Earnings for the same periods. Any adjustments described above that are zero for a given period are excluded from the reconciliation tables presented in this release. See the reconciliation tables presented in this release for a detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

We believe that in addition to our results determined in accordance with GAAP, these non-GAAP financial measures provide useful information to both management and investors in measuring our financial performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP measures. These non-GAAP financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. Non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as comparative measures.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Jan. 30, 2026, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on Jan. 29, 2026. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 251637. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, Jan. 31, 2026, through 11:59 p.m. Eastern Time, Feb. 9, 2026, Toll Free at +1 (866) 813-9403, passcode 974396.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 13,000 people around the world and serves customers in more than 100 countries. The company had 2025 revenue of approximately $8.8 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 29, 2026

For Eastman Chemical Company Fourth Quarter and Full Year 2025 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2025	2024	2025	2024
Sales	$1,973	$2,245	$8,752	$9,382
Cost of sales (1)(2)	1,635	1,691	6,908	7,092
Gross profit	338	554	1,844	2,290
Selling, general and administrative expenses	159	182	658	736
Research and development expenses	58	66	255	250
Asset impairments, restructuring, and other charges, net	54	10	96	51
Other components of post-employment (benefit) cost, net	(21)	(58)	(25)	(72)
Other (income) charges, net	24	5	84	47
Earnings before interest and taxes	64	349	776	1,278
Net interest expense	52	52	208	200
Earnings before income taxes	12	297	568	1,078
Provision for income taxes	(93)	(34)	93	170
Net earnings	105	331	475	908
Less: Net earnings attributable to noncontrolling interest	—	1	1	3
Net earnings attributable to Eastman	$105	$330	$474	$905

Basic earnings per share attributable to Eastman	$0.93	$2.85	$4.14	$7.75
Diluted earnings per share attributable to Eastman	$0.92	$2.82	$4.10	$7.67

Shares (in millions) outstanding at end of period	114.1	115.2	114.1	115.2
Shares (in millions) used for earnings per share calculation
Basic	114.0	115.6	114.7	116.7
Diluted	114.9	116.9	115.6	117.9
(1)Twelve months 2025 includes inventory adjustment charges of $2 million related to the decommissioning of certain assets at performance films facilities in North America.
(2)Twelve months 2024 includes inventory adjustment charges of $7 million related to the planned closure of a solvent-based resins production line at an advanced interlayers facility in North America.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Sales by Segment
Advanced Materials	$656	$720	$2,880	$3,050
Additives & Functional Products	662	696	2,880	2,862
Chemical Intermediates	418	503	1,925	2,134
Fibers	234	321	1,050	1,318
Total Sales by Segment	1,970	2,240	8,735	9,364
Other	3	5	17	18
Total Eastman Chemical Company	$1,973	$2,245	$8,752	$9,382

Third Quarter
(Dollars in millions, unaudited)	2025
Sales by Segment
Advanced Materials	$728
Additives & Functional Products	716
Chemical Intermediates	499
Fibers	254
Total Sales by Segment	2,197
Other	5
Total Eastman Chemical Company	$2,202

Table 2B – Sales Revenue Change

	Fourth Quarter 2025 Compared to Fourth Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(9)%	(9)%	(1)%	1%
Additives & Functional Products	(5)%	(6)%	—%	1%
Chemical Intermediates	(17)%	(9)%	(8)%	—%
Fibers	(27)%	(26)%	(1)%	—%
Total Eastman Chemical Company	(12)%	(11)%	(2)%	1%
	Twelve Months 2025 Compared to Twelve Months 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(6)%	(4)%	(2)%	—%
Additives & Functional Products	1%	(3)%	3%	1%
Chemical Intermediates	(10)%	(5)%	(5)%	—%
Fibers	(20)%	(19)%	(1)%	—%
Total Eastman Chemical Company	(7)%	(6)%	(1)%	—%

	Fourth Quarter 2025 Compared to Third Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(10)%	(10)%	—%	—%
Additives & Functional Products	(8)%	(6)%	(2)%	—%
Chemical Intermediates	(16)%	(12)%	(4)%	—%
Fibers	(8)%	(7)%	(1)%	—%
Total Eastman Chemical Company	(10)%	(9)%	(1)%	—%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Sales by Customer Location
United States and Canada	$863	$942	$3,818	$3,937
Europe, Middle East, and Africa	521	622	2,304	2,571
Asia Pacific	481	556	2,137	2,363
Latin America	108	125	493	511
Total Eastman Chemical Company	$1,973	$2,245	$8,752	$9,382

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Advanced Materials
Earnings before interest and taxes	$41	$107	$319	$442
Cost of sales impact from restructuring activities (2)	—	—	2	4
Asset impairments, restructuring, and other charges, net (2)(3)	18	—	28	18
Excluding non-core items	59	107	349	464
Additives & Functional Products
Earnings before interest and taxes	94	128	512	487
Cost of sales impact from restructuring activities	—	—	—	3
Asset impairments, restructuring, and other charges, net (4)	—	—	4	—
Excluding non-core items	94	128	516	490
Chemical Intermediates
Earnings (loss) before interest and taxes	(50)	20	(60)	101
Asset impairments and restructuring, and other charges, net (3)	9	—	9	—
Environmental and other costs (5)	13	—	13	—
Excluding non-core items	(28)	20	(38)	101
Fibers
Earnings before interest and taxes	47	103	283	454
Asset impairments, restructuring, and other charges, net (6)	2	—	2	—
Excluding non-core items	49	103	285	454
Other
Loss before interest and taxes	(68)	(9)	(278)	(206)
Asset impairments, restructuring, and other charges net (7)	25	10	53	33
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)	(54)	(6)	(54)
Environmental and other costs (5)	9	—	49	16
Excluding non-core items	(40)	(53)	(182)	(211)

Total Eastman Chemical Company
Earnings before interest and taxes	64	349	776	1,278
Cost of sales impact from restructuring activities	—	—	2	7
Asset impairments, restructuring, and other charges, net	54	10	96	51
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)	(54)	(6)	(54)
Environmental and other costs	22	—	62	16
Total earnings before interest and taxes excluding non-core items	$134	$305	$930	$1,298

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$64	$349	$776	$1,278
Cost of sales	—	—	2	7
Asset impairments, restructuring, and other charges, net	54	10	96	51
Other components of post-employment (benefit) cost, net	(6)	(54)	(6)	(54)
Other (income) charges, net	22	—	62	16
Total earnings before interest and taxes excluding non-core items	$134	$305	$930	$1,298

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report on Form 10-K for 2024 for description of fourth quarter and full year 2024 non-core items.
(2)Full year 2025 included inventory adjustment charges of $2 million, severance charges of $4 million, and restructuring charges of $6 million in the Advanced Materials ("AM") segment, related to the decommissioning of certain assets at performance films facilities in North America.
(3)Fourth quarter and full year 2025 included asset impairment charges of $18 million and $9 million in the AM and Chemical Intermediates ("CI") segments, respectively, related to certain terminated capital projects within the performance films and intermediates product lines.
(4)Full year 2025 included severance charges of $1 million and restructuring charges of $3 million related to the closure of a heat-transfer fluids production line at a North America specialty fluids and energy facility in the Additives & Functional Products ("AFP") segment.
(5)Fourth quarter and full year 2025 included adjustments for discontinued licensing programs in the Asia Pacific region within the CI segment of $13 million and non-cash charges for discontinued investment programs reported in "Other" of $13 million. In addition, full year 2025 included $40 million of environmental and other costs from previously divested or non-operational sites and product lines primarily related to increased chemical costs for groundwater treatment and new and extended remediation costs reported in "Other" to be paid out over 30 years.
(6)Fourth quarter and full year 2025 included a loss on sale related to the 2022 closure of an acetate yarn manufacturing facility in Europe.
(7)Fourth quarter and full year 2025 included severance charges of $14 million and $34 million, respectively, related to corporate cost reduction initiatives reported in "Other". Additionally fourth quarter and full year 2025 included profitability improvement initiatives of $5 million and $13 million, respectively, and asset impairment charges of $6 million in both periods.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Third Quarter
(Dollars in millions, unaudited)	2025
Advanced Materials
Earnings before interest and taxes	$41
Cost of sales impact from restructuring activities	2
Asset impairments, restructuring, and other charges, net	10
Excluding non-core items	53
Additives & Functional Products
Earnings before interest and taxes	128
Chemical Intermediates
Earnings before interest and taxes	1
Fibers
Earnings before interest and taxes	67
Other
Loss before interest and taxes	(49)
Asset impairments, restructuring, and other charges net	10
Excluding non-core items	(39)

Total Eastman Chemical Company
Earnings before interest and taxes	188
Cost of sales impact from restructuring activities	2
Asset impairments, restructuring, and other charges, net	20
Total earnings before interest and taxes excluding non-core items	$210
(1)For the description of third quarter 2025 non-core items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2025.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2025		2024		2025		2024
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$59	9.0%	$107	14.9%	$349	12.1%	$464	15.2%
Additives & Functional Products	94	14.2%	128	18.4%	516	17.9%	490	17.1%
Chemical Intermediates	(28)	(6.7)%	20	4.0%	(38)	(2.0)%	101	4.7%
Fibers	49	20.9%	103	32.1%	285	27.1%	454	34.4%
Total segment EBIT excluding non-core items	174	8.8%	358	16.0%	1,112	12.7%	1,509	16.1%
Other	(40)		(53)		(182)		(211)
Total EBIT excluding non-core items	$134	6.8%	$305	13.6%	$930	10.6%	$1,298	13.8%

	Third Quarter
(Dollars in millions, unaudited)	2025
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$53	7.3%
Additives & Functional Products	128	17.9%
Chemical Intermediates	1	0.2%
Fibers	67	26.4%
Total segment EBIT excluding non-core items	249	11.3%
Other	(39)
Total EBIT excluding non-core items	$210	9.5%
(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Fourth Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$64	$12	$(93)	> (100%)	$105	$0.92
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	54	54	10		44	0.38
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)	(6)	(3)		(3)	(0.03)
Environmental and other costs	22	22	6		16	0.15
Income tax related items (2)	—	—	(11)		11	0.08
Interim adjustment to tax provision (3)	—	—	86		(86)	(0.75)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$134	$82	$(5)	(5)%	$87	$0.75

	Fourth Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$349	$297	$(34)	(11)%	$330	$2.82
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	10	10	(1)		11	0.09
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(54)	(54)	(14)		(40)	(0.34)
Income tax related items (2)	—	—	(7)		7	0.06
Interim adjustment to tax provision (3)	—	—	89		(89)	(0.76)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$305	$253	$33	14%	$219	$1.87

(1)See Table 3A for description of fourth quarter 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2025 includes benefits related to prior tax law changes and a charge related to a valuation allowance driven by tax law changes and macroeconomic conditions impacting certain deferred tax assets in the U.S. Fourth quarter 2024 includes tax expense associated with a previously divested business.
(3)Fourth quarter 2025 and 2024 is a reconciliation of the adjustments made to interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Twelve Months 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$776	$568	$93	16%	$474	$4.10
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	2	2	1		1	0.01
Asset impairments, restructuring, and other charges, net	96	96	21		75	0.65
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(6)	(6)	(3)		(3)	(0.03)
Environmental and other costs	62	62	15		47	0.41
Income tax related items (2)	—	—	(33)		33	0.28
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$930	$722	$94	13%	$627	$5.42

	Twelve Months 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,278	$1,078	$170	16%	$905	$7.67
Non-Core Items: (1)
Cost of sales impact from restructuring activities	7	7	2		5	0.04
Asset impairments, restructuring, and other charges, net	51	51	10		41	0.36
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(54)	(54)	(14)		(40)	(0.34)
Environmental and other costs	16	16	3		13	0.10
Income tax related items (2)	—	—	(7)		7	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$1,298	$1,098	$164	15%	$931	$7.89

(1)See Table 3A for description of full year 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Full year 2025 includes benefits related to prior tax law changes and a charge related to a valuation allowance driven by tax law changes and macroeconomic conditions impacting certain deferred tax assets in the U.S. Full year 2024 includes tax expense associated with a previously divested business.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Third Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$188	$134	$87	65%	$47	$0.40
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	2	2	1		1	0.01
Asset impairments, restructuring, and other charges, net	20	20	5		15	0.13
Income tax related items (2)	—	—	(22)		22	0.20
Interim adjustment to tax provision (3)	—	—	(47)		47	0.40
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$210	$156	$24	16%	$132	$1.14

(1)See Table 3A for description of third quarter 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Third quarter 2025 includes a charge related to tax law changes.
(3)The adjusted provision for income taxes for third quarter 2025 was calculated applying the then forecasted full year effective tax rate.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Operating activities
Net earnings	$105	$331	$475	$908
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	131	129	513	509
Mark-to-market pension and other postretirement benefit plans gain, net	(6)	(54)	(6)	(54)
Asset impairment charges	33	—	33	5
Provision for (benefit from) deferred income taxes	102	24	141	(52)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	192	182	61	28
(Increase) decrease in inventories	(49)	(122)	24	(344)
Increase (decrease) in trade payables	199	152	(76)	188
Pension and other postretirement contributions (in excess of) less than expenses	(32)	(12)	(60)	(51)
Variable compensation payments (in excess of) less than expenses	38	55	(22)	99
Other items, net	(211)	(145)	(113)	51
Net cash provided by operating activities	502	540	970	1,287
Investing activities
Additions to properties and equipment	(112)	(179)	(546)	(599)
Government incentives	7	9	21	9
Proceeds from sale of businesses	38	38	38	38
Other items, net	20	—	25	18
Net cash used in investing activities	(47)	(132)	(462)	(534)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(290)	—	—	—
Proceeds from borrowings	—	—	246	1,237
Repayment of borrowings	—	—	(550)	(1,039)
Dividends paid to stockholders	(94)	(94)	(381)	(379)
Treasury stock purchases	—	(100)	(100)	(300)
Other items, net	2	13	(12)	27
Net cash used in financing activities	(382)	(181)	(797)	(454)
Effect of exchange rate changes on cash and cash equivalents	4	(12)	18	(10)
Net change in cash and cash equivalents	77	215	(271)	289
Cash and cash equivalents at beginning of period	489	622	837	548
Cash and cash equivalents at end of period	$566	$837	$566	$837

Table 6 – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2025	2024
Total borrowings	$4,787	$5,017
Less: Cash and cash equivalents	566	837
Net debt (1)	$4,221	$4,180
(1)Includes non-cash increase of $68 million in 2025 and non-cash decrease of $32 million in 2024 resulting from foreign currency exchange rates.